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                      November 30, 2023

       Andrew McBride
       Chief Financial Officer
       Gores Holdings IX, Inc.
       6260 Lookout Road
       Boulder, CO 80301

                                                        Re: Gores Holdings IX,
Inc.
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Filed November 14,
2023
                                                            File No. 001-41215

       Dear Andrew McBride:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              James R. Griffin, Esq.